Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: S&P 500 ® Index (ticker: “SPX”) Pricing date: December 21, 2023 Valuation date: December 21, 2026 Maturity date: Unless earlier redeemed, December 24, 2026 Coupon: At least 6.20 % per annum, paid quarterly Coupon payment dates: Quarterly Final barrier value : 70% of the initial underlying value Redemption: We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash equal to $1,000 plus the related coupon payment. Potential redemption dates: Quarterly beginning after one year CUSIP / ISIN: 17291T5C8 / US17291T5C81 Initial underlying value: The closing value on the pricing date Final underlying value: The closing value on the valuation date Underlying return: The final underlying value minus the initial underlying value, divided by (ii) the initial underlying value Payment at maturity (if not earlier redeemed): You will receive at maturity, for each security you then hold, the final coupon payment plus: • If the final underlying value is greater than or equal to the final barrier value: $1,000 • If the final underlying value is less than the final barrier value: $1,000 + ($1,000 × the underlying return) If the securities are not redeemed prior to maturity and the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing (other than the final coupon payment), at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Preliminary pricing supplement: Preliminary Pricing Supplement dated November 30, 2023 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 3 Year Callable Equity Linked Securities Linked to SPX Hypothetical Payment at Maturity per Security Assumes the securities have not been redeemed prior to maturity and does not include the final coupon payment. Hypothetical Underlying Return on Final Valuation Date Hypothetical Payment at Maturity 100.00% $1,000.00 50.00% $1,000.00 25.00% $1,000.00 0.00% $1,000.00 - 30.00% $1,000.00 - 30.01% $699.90 - 50.00% $500.00 - 75.00% $250.00 - 100.00% $0.00

Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities (excluding the final coupon payment), and you may lose up to all of your investment. • Higher coupon rates are associated with greater risk. • We may redeem the securities at our option, which will limit your ability to receive the coupon payments. • The securities offer downside exposure, but no upside exposure to the underlying. • The payment at maturity depends on the closing value of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.